Exhibit 99.1

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner/ Julie Oakes/ Kate Thompson 212-355-4449
Compass Diversified Reports Second Quarter 2020 Financial Results
Strong Performance Drives Increased Branded Consumer Revenue and EBITDA from Prior Year
Generates Solid Cash Flow Provided by Operating Activities and Pays Sizable Distributions to Shareholders
Completes Strategic Capital Raise and Adds $290 Million in Gross Proceeds, Further Positioning CODI to Opportunistically Pursue Future Acquisitions

Westport, Conn., July 29, 2020 - Compass Diversified Holdings, doing business as Compass Diversified (NYSE: CODI) ("CODI" or the "Company"), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended June 30, 2020.

Second Quarter 2020 Highlights

•	Reported net sales of $333.6 million;

•	Reported net loss of $7.4 million;

•	Reported non-GAAP Adjusted EBITDA of $49.5 million;

•	Reported Cash Provided by Operating Activities of $54.3 million and non-GAAP Cash Flow Available for Distribution and Reinvestment ("CAD") of $13.5 million;

•	Completed the acquisition of the Marucci Sports platform;

•	Completed an offering of 5,000,000 common shares;

•	Completed a private add-on offering of $200 million of the Company’s 8.000% Senior Notes due 2026;

•
Paid a second quarter 2020 cash distribution of $0.36 per share on CODI's common shares in July 2020, bringing cumulative distributions paid to $19.6752 per common share since CODI's IPO in May of 2006;

•
Declared a quarterly cash distribution of $0.453125 per share on the Company's 7.250% Series A Preferred Shares, $0.4921875 per share on the Company's 7.875% Series B Preferred Shares, and $0.4921875 per share on the Company's 7.875% Series C Preferred Shares payable on July 30, 2020;

•	Received abatement of $5.2 million in management fees; and

•	Subsequent to the end of the quarter, completed the accretive add-on acquisition of Polyfoam Corp by CODI’s subsidiary Foam Fabricators.

“Our strong performance over the second quarter underscores the continued benefits of our unique model, including the advantage of having a diverse, uncorrelated group of subsidiaries,” said Elias Sabo, CEO of Compass Diversified. “Since our founding, CODI’s permanent capital structure has allowed us the flexibility to capitalize on new opportunities throughout economic cycles and enabled us to take a patient and disciplined approach to executing our growth priorities. This quarter was no different and our solid balance sheet and strategic capital allocation meant that we were well-situated to partner with our subsidiaries to maintain momentum across their businesses and continue to deliver value to our shareholders.”

Mr. Sabo continued, “While we entered the second quarter with significant uncertainty around the ongoing impact of the global response to COVID-19, we are incredibly proud of how our teams focused on positioning our subsidiaries for long-term success during such a dynamic period. Together, we reduced spending and monetized working capital to maximize cash flow, which helped us to maintain our long history of paying distributions to our shareholders, even during the pandemic.”

“Our branded consumer businesses benefited significantly from increased consumer demand in outdoor categories, and 5.11, Velocity Outdoor and Liberty Safe all exceeded expectations for the quarter, contributing to our outperformance. Despite the continued uncertainty in the markets, we are confident in our ability to carefully manage our diversified set of subsidiaries and make our $1.44 per common share annual distribution, while we seek out select investment opportunities and look to opportunistically deploy the significant amount of capital at our disposal.”

Operating Results
Net sales for the quarter ended June 30, 2020 were $333.6 million, as compared to $336.1 million for the quarter ended June 30, 2019.

Net loss for the quarter ended June 30, 2020 was $7.4 million, as compared to net income of $218.2 million for the quarter ended June 30, 2019, which included a $206.5 million gain on the sale of our Clean Earth subsidiary.

Adjusted EBITDA (see "Note Regarding Use of Non-GAAP Financial Measures" below) for the quarter ended June 30, 2020 was $49.5 million, as compared to $52.1 million for the quarter ended June 30, 2019.

CODI reported CAD (see "Note Regarding Use of Non-GAAP Financial Measures" below) of $13.5 million for the quarter ended June 30, 2020, as compared to $26.2 million for the prior year's comparable quarter. The prior year’s CAD included cash flow from Clean Earth which was divested on June 30, 2019. CODI's CAD is calculated after taking into account all interest expenses, cash taxes paid, preferred distributions and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, CAD excludes the gains from monetizing interests in CODI's subsidiaries, which have totaled over $1.0 billion since going public in 2006.

Temporary Abatement of Management Fees in Response to Impact from Global Crisis
As announced last quarter, Compass Group Management LLC (“CGM”) waived 50% of its management fee calculated as of June 30, 2020 and due in July 2020, saving CODI $5.2 million. This followed CGM’s waiver of the portion of its management fee attributable to CODI’s cash balances held as of March 31, 2020, which produced cash savings of approximately $1.2 million.

Liquidity and Capital Resources
For the quarter ended June 30, 2020, CODI reported Cash Provided by Operating Activities of $54.3 million, as compared to Cash Provided by Operating Activities of $17.6 million for the quarter ended June 30, 2019.

CODI's weighted average number of shares outstanding for the quarter ended June 30, 2020 was 62.8 million, and for the quarter ended June 30, 2019 was 59.9 million.

As of June 30, 2020, CODI had approximately $205.2 million in cash and cash equivalents, $600 million outstanding in 8.00% Senior Notes due 2026 and no outstanding borrowings under its revolving credit facility.

The Company has no significant debt maturities until 2026 and had net borrowing availability of $599 million at June 30, 2020 under its revolving credit facility.

In May 2020, the Company completed a public offering of 5.0 million of its common shares. CODI raised $83.9 million of net proceeds from the offering. Additionally, CODI completed a private add-on offering of $200 million of the 8.000% Senior Notes due 2026 at an issue price of 101.000%.

CODI used the net proceeds from the common share offering and the sale of the 8.000% senior unsecured notes due 2026 to repay the $200 million outstanding balance on the Company’s existing revolving credit facility, and the remaining $90 million of cash provides the Company with additional liquidity, which can be used opportunistically to pursue future acquisitions and for general corporate purposes.

Second Quarter 2020 Distributions
On July 2, 2020, CODI's Board of Directors (the "Board") declared a second quarter distribution of $0.36 per share on the Company's common shares. The cash distribution was paid on July 23, 2020 to all holders of record of common shares as of July 16, 2020. Since its IPO in 2006, CODI has paid a cumulative distribution of $19.6752 per common share.

The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Series A Preferred Shares”). The distribution on the Series A Preferred Shares covers the period from, and including, April 30, 2020, up to, but excluding, July 30, 2020. The distribution for such period is payable on July 30, 2020 to all holders of record of Series A Preferred Shares as of July 15, 2020.

The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series B Preferred Shares (the “Series B Preferred Shares”). The distribution on the Series B Preferred Shares covers the period from, and including, April 30, 2020, up to, but excluding, July 30, 2020. The distribution for such period is payable on July 30, 2020 to all holders of record of Series B Preferred Shares as of July 15, 2020.

The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series C Preferred Shares (the “Series C Preferred Shares”). The distribution on the Series C Preferred Shares covers the period from, and including, April 30, 2020, up to, but excluding, July 30, 2020. The distribution for such period is payable on July 30, 2020 to all holders of record of Series C Preferred Shares as of July 15, 2020.

Guidance Update
The Company anticipates that COVID-19 will have a continued negative impact on its operations, financial condition and cash flows for the second half of 2020. The Company estimates its full year 2020 consolidated subsidiary Adjusted EBITDA, before deducting corporate expense, and including Marucci as if it was acquired January 1, 2020, will be between $210 million and $240 million. In addition, the Company estimates its full year 2020 Payout Ratio, defined as our prior year’s annual distribution to common shareholders divided by our 2020 full year estimate for CAD, will be between 140% and 120%.

The Company believes that it currently has adequate liquidity and capital resources to meet its existing obligations and quarterly distributions to its shareholders, if approved by the Board of Directors, over the next twelve months. The ultimate impact of COVID-19 on the Company’s business is dependent on future developments, including the duration of the pandemic and the related length of its impact on the global economy, which are highly uncertain and cannot be accurately predicted at this time. As detailed in our Form 10-Q for the period ending June 30, 2020, the Company’s results of operations, financial condition and cash flow could be impacted more dramatically than currently anticipated and as a result, the Company’s liquidity and capital resources could become more constrained than expected.

Conference Call
Management will host a conference call on Wednesday, July 29, 2020 at 5:00 p.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 2237435. A live webcast will also be available on the Company's website at https://www.compassdiversified.com.

A replay of the call will be available through Friday, August 5, 2020. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 2237435.

Note Regarding Use of Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP measure used by the Company to assess its performance. We have reconciled Adjusted EBITDA to Net Income (Loss) on the attached schedules. We consider Net Income (Loss) to be the most directly comparable GAAP financial measure to Adjusted EBITDA. We believe that Adjusted EBITDA provides useful information to investors and reflects important financial measures as it excludes the effects of items which reflect the impact of long-term investment decisions, rather than the performance of near-term operations. When compared to Net Income (Loss), Adjusted EBITDA is limited in that it does not reflect the periodic costs of certain capital assets used in generating revenues of our businesses or the non-cash charges associated with impairments, as well as certain cash charges. This presentation also allows investors to view the performance of our businesses in a manner similar to the methods used by us and the management of our businesses, provides additional insight into our operating results and provides a measure for evaluating targeted businesses for acquisition. We believe Adjusted EBITDA is also useful in measuring our ability to service debt and other payment obligations.

CAD is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain quarterly distributions. We have reconciled CAD to Net Income (Loss) and Cash Flow from Operating Activities on the attached schedules. We consider Net Income (Loss) and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD.

CAD is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. We believe that CAD provides investors additional information to enable them to evaluate our performance and ability to make anticipated quarterly distributions.

Payout Ratio is a non-GAAP measure defined as our prior year's annual distribution to common shareholders divided by our CAD. We believe the Payout Ratio provides investors additional information to enable them to evaluate our performance and our ability to sustain quarterly distributions.

In reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, we have not reconciled 2020 Adjusted EBITDA or 2020 Payout Ratio (which requires an estimate of 2020 CAD) to their comparable GAAP measure because we do not provide guidance on Net Income (Loss), Cash Flow Provided by Operating Activities or the applicable reconciling items as a result of the uncertainty regarding, and the potential variability of, these items. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

None of Adjusted EBITDA, CAD nor Payout Ratio is meant to be a substitute for GAAP measures and may be different from or otherwise inconsistent with non-GAAP financial measures used by other companies.

About Compass Diversified (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long-term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);

•	The manufacture and marketing of portable food warming systems, creative indoor and outdoor lighting, and home fragrance solutions for the foodservice industry and consumer markets (Sterno); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including expectations regarding our results of operations, financial condition and cash flows for the second half of 2020, our 2020 Total Adjusted EBITDA, 2020 Payout Ratio and 2020 CAD and our liquidity, capital resources and ability to meet existing obligations and quarterly distributions as well as other statements with regard to the future performance of CODI. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; the impact, in the near, medium and long-term, of the COVID-19 pandemic or social or political unrest on our business, results of operations, financial position, liquidity, cash flows or ability to make distributions; our business prospects and the prospects of our portfolio companies; the impact of investments that we make or expect to make; the dependence of our future success on the general economy and its impact on the industries in which we operate; the ability of our portfolio companies to achieve their objectives; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “seek,” “look,” and similar expressions to identify forward-looking statements. The forward-looking statements contained in this press release involve risks and uncertainties. Actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in CODI’s annual report on Form 10-K and its quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in CODI’s operations or the economy generally due to terrorism, natural disasters, social, civil and political unrest or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); general considerations associated with the COVID-19 pandemic and its impact on the markets in which we operate; and other considerations that may be disclosed from time to time in CODI’s publicly disseminated documents and filings. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. Although, except as required by law, CODI undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that CODI may make directly to you or through reports that it in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$333,627	$336,084	$667,076	$674,941
Cost of sales	216,224	213,521	430,185	432,823
Gross profit	117,403	122,563	236,891	242,118
Operating expenses:
Selling, general and administrative expense	84,014	80,312	167,814	161,709
Management fees	5,157	8,521	13,777	19,478
Amortization expense	14,779	13,522	28,284	27,112
Operating income	13,453	20,208	27,016	33,819
Other income (expense):
Interest expense, net	(11,174)	(18,445)	(19,771)	(36,899)
Amortization of debt issuance costs	(610)	(928)	(1,135)	(1,855)
Loss on sale of Tilray securities	—	—	—	(5,300)
Other income (expense), net	(2,386)	(90)	(1,725)	(524)
Income (loss) from continuing operations before income taxes	(717)	745	4,385	(10,759)
Provision for income taxes	6,649	4,551	6,871	5,975
Loss from continuing operations	(7,366)	(3,806)	(2,486)	(16,734)
Income from discontinued operations, net of income tax	—	15,474	—	16,901
Gain on sale of discontinued operations	—	206,505	—	328,164
Net income (loss)	(7,366)	218,173	(2,486)	328,331
Less: Income from continuing operations attributable to noncontrolling interest	1,071	1,387	2,286	2,755
Less: Income (loss) from discontinued operations attributable to noncontrolling interest	—	252	—	(266)
Net income (loss) attributable to Holdings	$(8,437)	$216,534	$(4,772)	$325,842

Basic income (loss) per common share attributable to Holdings
Continuing operations	$(0.30)	$(0.32)	$(0.50)	$(0.64)
Discontinued operations	—	3.70	—	5.77
	$(0.30)	$3.38	$(0.50)	$5.13

Basic weighted average number of common shares outstanding	62,844	59,900	61,364	59,900

Cash distributions declared per Trust common share	$0.36	$0.36	$0.72	$0.72

Compass Diversified Holdings
Net Sales to Pro Forma Net Sales Reconciliation
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2020	2019	2020	2019

Net Sales	$333,627	$336,084	$667,076	$674,941
Acquisitions (1)	265	13,675	22,500	35,041
Pro Forma Net Sales	$333,892	$349,759	$689,576	$709,982

(1) Acquisitions reflects the net sales for Marucci on a pro forma basis as if we had acquired this business on January 1, 2019.

Compass Diversified Holdings
Subsidiary Net Sales
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2020	2019	2020	2019

Branded Consumer
5.11 Tactical	$87,635	$92,836	$183,416	$180,925
Ergobaby	20,044	22,971	39,693	45,423
Liberty	24,453	20,633	49,413	42,837
Marucci Sports (1)	5,521	13,675	27,756	35,041
Velocity Outdoor	47,221	29,611	77,611	60,748
Total Branded Consumer	$184,874	$179,726	$377,889	$364,974

Niche Industrial
Advanced Circuits	$22,956	$22,439	$44,652	$45,508
Arnold Magnetics	24,270	29,481	53,828	59,509
Foam Fabricators	24,429	31,648	52,812	62,330
Sterno	77,363	86,465	160,395	177,661
Total Niche Industrial	$149,018	$170,033	$311,687	$345,008

Total Subsidiary Net Sales	$333,892	$349,759	$689,576	$709,982

(1) Net sales for Marucci Sports are pro forma as if we had acquired this business on January 1, 2019.

Compass Diversified Holdings
Net Income to Adjusted EBITDA and Cash Flow Available for Distribution and Reinvestment
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$(7,366)	$218,173	$(2,486)	$328,331
Income from discontinued operations, net of income tax	—	15,474	—	16,901
Gain on sale of discontinued operations	—	206,505	—	328,164
Loss from continuing operations	$(7,366)	$(3,806)	$(2,486)	$(16,734)
Provision for income taxes	6,649	4,551	6,871	5,975
Income (loss) from continuing operations before income taxes	$(717)	$745	$4,385	$(10,759)
Other income (expense), net	(2,386)	(90)	(1,725)	(524)
Amortization of debt issuance costs	(610)	(928)	(1,135)	(1,855)
Loss on sale of Tilray securities	—	—	—	(5,300)
Interest expense, net	(11,174)	(18,445)	(19,771)	(36,899)
Operating income	$13,453	$20,208	$27,016	$33,819
Adjusted For:
Depreciation	8,601	8,230	16,902	16,225
Amortization	17,779	13,522	31,284	27,112
Noncontrolling shareholder compensation	1,890	1,601	3,945	3,329
Acquisition expenses	2,042	—	2,042
Integration services fees	—	—	—	281
Management fees	5,157	8,521	13,777	19,478
Other	598	(1)	598	324
Adjusted EBITDA	$49,520	$52,081	$95,564	$100,568
Interest at Corporate, net of unused fee (1)	(10,901)	(15,551)	(19,098)	(32,365)
Swap payment	—	(209)	—	(303)
Management fees	(5,157)	(8,521)	(13,777)	(19,478)
Capital expenditures (maintenance)	(3,277)	(4,362)	(6,537)	(8,009)
Current tax expense (cash taxes) (2)	(9,890)	(2,555)	(12,804)	(6,010)
Preferred share distributions	(6,045)	(3,782)	(11,587)	(7,563)
Discontinued operations	—	9,077	—	16,987
Miscellaneous items	(715)	—	(569)	—
Cash Flow Available for Distribution and Reinvestment ("CAD")	$13,535	$26,178	$31,192	$43,827

(1)
Interest expense at Corporate reflects consolidated interest expense less non-cash components such as, unrealized gains and losses on our swap and original issue discount amortization. We include the cash component of our swap payment above in our reconciliation to CAD.

(2)	Current tax expense is calculated by deducting the change in deferred tax from the statement of cash flows from the income tax provision on the statement of operations.

Compass Diversified Holdings
Adjusted EBITDA (1)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2020	2019	2020	2019

Branded Consumer
5.11 Tactical	$10,876	$11,256	$21,379	$19,561
Ergobaby	4,998	5,220	8,937	10,817
Liberty	3,949	2,195	7,631	4,417
Marucci Sports (2)	(827)	—	(827)	—
Velocity Outdoor	7,631	3,734	10,490	7,721
Total Branded Consumer	$26,627	$22,405	$47,610	$42,516

Niche Industrial
Advanced Circuits	$7,202	$7,172	$13,835	$14,511
Arnold Magnetics	3,229	3,953	6,654	7,163
Foam Fabricators	6,226	7,820	13,231	15,046
Sterno	9,876	13,840	21,171	27,740
Total Niche Industrial	$26,533	$32,785	$54,891	$64,460
Corporate expense (3)	(3,640)	(3,109)	(6,937)	(6,408)
Total Adjusted EBITDA	$49,520	$52,081	$95,564	$100,568

(1)	Please refer to the recently filed Form 10-Q for detail on subsidiary Adjusted EBITDA and reconciliation to net income.

(2)
The above results for Marucci Sports does not include management's estimate of adjusted EBITDA, before our ownership, of $(1.6) million and $3.9 million, respectively, for the three and six months ended June 30, 2020, and $0.9 million and $4.9 million, respectively, for the three and six months ended June 30, 2019. Marucci Sports was acquired on April 20, 2020.

(3)	Please refer to the recently filed Form 10-Q for a reconciliation of our Corporate expense to Net Income.

Compass Diversified Holdings Summarized Statement of Cash Flows (unaudited)

	Six months ended June 30,
(in thousands)	2020	2019
Net cash provided by operating activities	$88,330	$8,654
Net cash (used in) provided by investing activities	(212,990)	718,000
Net cash provided by (used in) financing activities	230,595	(292,750)
Effect of foreign currency on cash	(1,021)	(1,366)
Net increase in cash and cash equivalents	104,914	432,538
Cash and cash equivalents — beginning of period (1)	100,314	53,326
Cash and cash equivalents — end of period	$205,228	$485,864

(1) Includes cash from discontinued operations of $4.6 million at January 1, 2019.

Compass Diversified Holdings Condensed Consolidated Table of Cash Flow Available for Distribution and Reinvestment (unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$(7,366)	$218,173	$(2,486)	$328,331
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,380	27,853	48,186	56,491
Gain on sale of business	—	(206,505)	—	(328,164)
Amortization of debt issuance costs and original issue discount	554	1,080	1,079	2,159
Unrealized loss on interest rate hedge	—	2,251	—	3,350
Noncontrolling stockholder charges	1,890	3,063	3,945	5,268
Provision for loss on receivables	1,636	49	2,519	745
Other	1,670	162	1,155	496
Deferred taxes	(3,241)	(10,043)	(5,933)	(12,366)
Changes in operating assets and liabilities	32,821	(18,493)	39,865	(47,656)
Net cash provided by operating activities	54,344	17,590	88,330	8,654
Plus:
Unused fee on revolving credit facility	328	495	728	882
Successful acquisition costs	2,042	230	2,042	596
Integration services fee (1)	—	—	—	281
Realized loss from foreign currency effect (2)	—	—	—	363
Changes in operating assets and liabilities	—	18,493	—	47,656
Loss on sale of Tilray securities	—	—	—	5,300
Less:
Maintenance capital expenditures (3)	3,277	6,507	6,537	11,504
Payment of interest rate swap	—	209	—	303
Changes in operating assets and liabilities	32,821	—	39,865	—
Preferred share distributions	6,045	3,782	11,587	7,563
Other (4)	1,036	132	1,919	535
CAD	$13,535	$26,178	$31,192	$43,827

Distribution paid in April 2020/ 2019	$—	$—	$21,564	$21,564
Distribution paid in July 2020/ 2019	23,364	21,564	23,364	21,564
	$23,364	$21,564	$44,928	$43,128

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)
Represents maintenance capital expenditures that were funded from operating cash flow, net of proceeds from the sale of property, plant and equipment, and excludes growth capital expenditures of approximately $3.1 million and $6.0 million, respectively, for the three months ended June 30, 2020 and 2019, and $5.6 million and $8.5 million, respectively, for the six months ended June 30, 2020 and 2019.

(4)	Represents the effect on earnings of reserves for inventory and accounts receivable.

Compass Diversified Holdings
Maintenance Capital Expenditures
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2020	2019	2020	2019
Branded Consumer
5.11 Tactical	$610	$1,124	$784	$1,336
Ergobaby	26	166	124	237
Liberty	106	181	292	307
Marucci Sports	51	—	51	—
Velocity Outdoor	800	52	1,673	1,040
Total Branded Consumer	$1,593	$1,523	$2,924	$2,920

Niche Industrial
Advanced Circuits	$76	$938	$93	$1,126
Arnold Magnetics	570	694	1,630	1,806
Foam Fabricators	449	438	975	936
Sterno Group	589	769	915	1,221
Total Niche Industrial	$1,684	$2,839	$3,613	$5,089

Total maintenance capital expenditures	$3,277	$4,362	$6,537	$8,009

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
(in thousands)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$205,228	$100,314
Accounts receivable, net	192,177	191,405
Inventories	317,301	317,306
Prepaid expenses and other current assets	33,281	35,247
Total current assets	747,987	644,272
Property, plant and equipment, net	150,229	146,428
Goodwill and intangible assets, net	1,139,583	1,000,465
Other non-current assets	103,725	100,727
Total assets	$2,141,524	$1,891,892

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$202,630	$178,857
Due to related party	4,186	8,049
Current portion, long-term debt	—	—
Other current liabilities	24,006	22,573
Total current liabilities	230,822	209,479
Deferred income taxes	28,342	33,039
Long-term debt	591,787	394,445
Other non-current liabilities	93,691	89,054
Total liabilities	944,642	726,017
Stockholders' equity
Total stockholders' equity attributable to Holdings	1,129,066	1,115,327
Noncontrolling interest	67,816	50,548
Total stockholders' equity	1,196,882	1,165,875
Total liabilities and stockholders’ equity	$2,141,524	$1,891,892